EXHIBIT 3
                                                                       ---------

                                  AMENDMENT TO
                     COMMON STOCK PURCHASE AGREEMENT BETWEEN
                 THE REGISTRANT AND RUBIN INVESTMENT GROUP, INC.


     WHEREAS, Rubin Investment Group, Inc.. and the Company entered into a Common Stock Purchase Agreement dated October 21, 2002 for the purchase of 3,350,000 shares of common stock of 1-800 Attorney, Inc. at $0.384 per share; and

     WHEREAS, Rubin Investment Group, Inc. purchased 225,000 shares of common stock which were issued to Rubin Investment Group, Inc. on October 21, 2002; and

     WHEREAS, the Company has retracted 88,535 shares of the 225,000 shares on October 24, 2002; now therefore

     The parties agree to amend the Common Stock Purchase Agreement to provide as follows:

     1. Rubin Investment Group, Inc. reaffirms its agreement to purchase the retracted 88,535 shares but understands and acknowledges that issuance of said shares is subject to the approval of the Company's shareholders, which approval will be subject to a vote of the shareholders to be held at a meeting of the shareholders which is currently scheduled for mid-November, 2002; and

     2. Upon approval of the shareholders, and upon payment of the purchase price for said shares, the Company will issue 88,535 shares to Rubin Investment Group, Inc. in addition to the 3,125,000 shares which Rubin Investment Group, Inc. and the Company had previously agreed to submit for approval of the shareholders; and

     3. All other terms, representations and provisions of the Common Stock Purchase Agreement will remain in full force and effect as of the date of this Amendment.

     The parties hereby execute this Amendment effective October 24, 2002.


                                           1-800-ATTORNEY, INC.


                                            /s/ Bill Wrigley
                                           ------------------------------
                                           Chief Operating Officer


                                           RUBIN INVESTMENT GROUP, INC.


                                            /s/ Dan Rubin
                                           ------------------------------
                                           Chief Executive Officer